Exhibit h(11)
Fund:      Cash Account Trust
Series:    Government Securities Portfolio
Class:     Premier Money Market Shares - Government Portfolio


                ADMINISTRATION AND SHAREHOLDER SERVICES AGREEMENT


         AGREEMENT made this 30th day of November, 1999, by and between CASH ACCOUNT TRUST, a Massachusetts business trust (the "Fund"), and KEMPER DISTRIBUTORS, INC., a Delaware corporation ("KDI").

         In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

         1. The Fund hereby appoints KDI to act as administrator for the series and class of the Fund referred to above (the "Class") to provide information and administrative services for the benefit of the Class and its shareholders. In this regard, KDI shall appoint various broker-dealer firms and other financial services firms ("Firms") to provide administrative services for their clients through the Fund. Their Firms shall provide such office space and equipment, telephone facilities and personnel as is necessary or beneficial for providing information and services to shareholders of the Class and to assist the Fund's shareholder service agent in servicing accounts of the Firm's clients who own shares of the Class ("clients"). Such services and assistance may include, but are not limited to, establishment and maintenance of shareholder accounts and records, processing purchase and redemption transactions, automatic investment in Class shares of client account cash balances, answering routine options, account designations and addresses, and such other services as the Fund or KDI may reasonably request. KDI may also provide some of the above services for the Class directly.

         KDI accepts such appointment and agrees during the term hereof to render such services and to assume the obligations herein set forth for the compensation herein provided. KDI shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. KDI, by separate agreement with the Fund, may also serve the Fund in other capacities. The services of KDI to the Fund under this Agreement are not to be deemed exclusive, and KDI shall be free to render similar services or other services to others.

         As noted above, in carrying out its duties and responsibilities hereunder, KDI will appoint various Firms to provide administrative and other services described herein directly to or for the benefit of shareholders of the Class who may be clients of such Firms. Such Firms shall at all times be deemed to be independent contractors retained by KDI and not the Fund. KDI and not the Fund will be responsible for the payment compensation to such Firms for such services.

         2. For the services and facilities described in Section 1, the Fund will pay to KDI, as an expense of the Class, at the end of each calendar month an administrative services fee computed at an annual rate of up to 0.25 of 1% of the average daily net assets of the Class. The current fee schedule is set forth on Appendix I hereto. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during such month and year, respectively.

         The net asset value for the Class shall be calculated in accordance with the provisions of the Fund's current prospectus. On each day when net asset value is not calculated, the net asset value of a share of the Class shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

         3. The Fund shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by KDI under this Agreement.

         4. This Agreement may be terminated at any time without the payment of any penalty by the Fund or by KDI on sixty (60) days written notice to the other party. Termination of this Agreement shall not affect the right of KDI to receive payments on any unpaid balance of the compensation described in Section 2 hereof earned prior to such termination.

         5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

         6. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

         7. All parties hereto are expressly put on notice of the Fund's Agreement and Declaration of Trust and all amendments thereto, all of which are on file with the Secretary of The Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This Agreement has been executed by and on behalf of the Fund by its representatives as such representatives and not individually, and the obligations of the Fund hereunder are not binding upon any of the trustees, officers or shareholders of the Fund individually but are binding upon only the assets and property of the Fund. With respect to any claim by KDI for recovery of that portion of the administrative services fees (or any other liability of the Fund arising hereunder) related to a particular series and class of the Fund, whether in accordance with the express terms hereof or otherwise, KDI shall have recourse solely against the assets of such series and class to satisfy such claim and shall have no recourse against the assets of any other series and class of the Fund for such purpose.

         8. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 7 hereof which shall be construed in accordance with the laws of The Commonwealth of Massachusetts) the laws of the State of Illinois.

         9. This Agreement is the entire contract between the parties relating to the subject matter hereof and supersedes all prior agreements between the parties relating to the subject matter hereof.

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

         IN WITNESS WHEREOF, the Fund on behalf of the Class and KDI have caused this Agreement to be executed as of the day and year first above written.





CASH ACCOUNT TRUST                                   KEMPER DISTRIBUTORS, INC.


By: /s/ Mark S. Casady                               By: /s/ James L. Greenawalt
    ------------------                                   -----------------------
Title: President                                     Title: President
       ---------                                            ---------


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


                                                                      APPENDIX I


Fund:      Cash Account Trust
Series:    Government Securities Portfolio
Class:     Premier Money Market Shares - Government Portfolio



                         FEE SCHEDULE FOR ADMINISTRATION
                       AND SHAREHOLDER SERVICES AGREEMENT


         Pursuant to Section 2 of the Administration and Shareholder Services Agreement to which this Appendix is attached, the Fund and Kemper Distributors, Inc. agree that the administrative service fee will be computed at an annual rate of 0.25 of 1% of the average daily net assets of the Class, as defined in the Agreement.




Dated: November 30, 1999



CASH ACCOUNT TRUST                                   KEMPER DISTRIBUTORS, INC.


By: /s/ Mark S. Casady                               By: /s/ James L. Greenawalt
   -------------------                                   -----------------------
Title: President                                     Title: President
       ---------                                            ---------


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